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                                                           Exhibit 10.25



                                             November 30, 1999


NBC Internet,  Inc.
433 California Avenue
Suite 910
San Francisco, CA  94104
Attn: Chris Kitze


                    Re:  NBC ADVERTISING PURCHASE

Dear Chris:

      This letter ("Letter Agreement") sets forth the agreement between the National Broadcasting Company, Inc. ("NBC"), and NBC Internet, Inc. ("Advertiser") with respect to the Advertiser's purchase of certain advertising inventory on NBC Network Television, NBC owned and operated television stations and, to the extent applicable, any other standard (ie, over-the-air broadcast) television network programmed or controlled by NBC (all of the foregoing are hereafter collectively referred to as "NBC TV") and on non-standard television channels owned and operated by NBC, which are currently MSNBC and CNBC (all such non-standard television channels are hereafter collectively referred to as "NBC Cable"). The terms and conditions shall be as follows:

1. GENERAL TERMS. (a) NBC shall provide Advertiser with the use of fifteen (15), thirty (30), and sixty (60) second advertising spots (each, a "Spot") to be telecast on NBC TV and NBC Cable as requested by Advertiser reasonably spread over 48 months commencing on September 27, 1999 (the "Commencement Date").

      (b) Any co-branding or reselling of the Spots shall be subject to the approval of NBC, which approval shall not be unreasonably withheld or delayed. For purposes of this paragraph 1(b), any determination or consent of NBC may only be given by NBC's account manager for this Letter Agreement, who shall initially be Melvin Berning and requests for any such determination or consent may only be requested by Advertiser's account manager for this Letter Agreement, who shall initially be Bertina Ceccarelli and shall thereafter be a designee of the Class A Directors of Advertiser (as such term is defined in the Certificate of Incorporation of Advertiser) (the "Class A Directors").

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      (c)  All such Spots run by Advertiser shall be, at all times, subject to NBC TV or NBC Cable's standard terms and conditions for such advertising which, for NBC TV, are described in the "Participating Sponsorship Agreement" attached as Exhibit A hereto (the "Standard Terms") and for MSNBC and CNBC are described in the "Standard Terms and Conditions for the Telecast of Commercial Advertising" and the "Commercial Continuity Guidelines" attached as Exhibit B hereto (the "MSNBC/CNBC Standard Terms"), respectively; PROVIDED, HOWEVER, that in the case of a conflict between the terms of this Letter Agreement and the terms of the Standard Terms and/or the MSNBC/CNBC Standard Terms, the terms of this Letter Agreement shall govern. For purposes of the Standard Terms, Advertiser shall be both the "Advertiser" and the "Agency" as such terms are used therein. Advertiser acknowledges that if it fails to deliver any of the material required by NBC to air Advertiser's Spots during any particular Program pursuant to the procedures in the Standard Terms, then NBC TV or such NBC Cable channel shall be deemed to have telecast such Spot during the relevant Program for purposes hereof even if such Spot is not actually shown when the Program is telecast; PROVIDED, HOWEVER, that if Advertiser supplies any new commercial material to NBC, Advertiser instructs NBC to use such new material in lieu of the commercial material previously delivered to NBC, and such new material complies with the standards described in the Standard Terms, including NBC Advertising Standards, then NBC will make reasonable commercial efforts to telecast such new material on all Spots and will telecast such new material commencing no more than 72 hours after receipt of such new material by NBC.

2. VALUE OF SPOTS. (a) NBC and Advertiser agree that Advertiser's Spots telecast during the term of this Letter Agreement shall have an aggregate value of $405,000,000, of which (i) not less than $45 million shall be purchased during the fourth calendar quarter of 1999; (ii) not less than $20 million shall be purchased in each of the next eleven calendar quarters;
(iii) not less than $105 million shall be purchased in the first year following the Commencement Date; and (iv) not less than $89 million shall be purchased in each of the next two years. The value of each Spot for purposes of this Letter Agreement shall be 85% of the gross market rate charged by NBC TV or an NBC Cable channel, where market rate is defined as the actual current rate, whether on or off any rate cards, and as adjusted for any applicable frequency discounts, early payment discounts, rebates, and other discounts, charged by NBC TV or such NBC Cable channel to an advertiser purchasing Spots valued at the same amount as Advertiser actually purchases in any given broadcast year on NBC TV or such NBC Cable channel. The value of each Spot shall be calculated at the actual current rate in effect at the time such Spot is ordered - ie, (1) where the Spot will be telecast by the NBC Television Network and is ordered before or during the upfront market, in accordance with Section 3(b) below, the actual current rate will be based on the upfront rate for such Spot, (2) where the Spot will be telecast by the NBC Television Network and is ordered after the upfront market, the actual current rate will be based on the scatter market rate for such Spot, and (3) where the Spot will be telecast by a television station owned and operated by NBC or on an NBC Cable channel, the actual current rate will be based on the rate for such Spot charged by such television station or such NBC Cable channel.

      (b) Ninety (90) days prior to the fourth anniversary of the Commencement Date, Advertiser and NBC agree to negotiate concerning the purchase by Advertiser over a six year period beginning at the end of the term of this Letter Agreement of up to an additional

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$500,000,000 of Spots on NBC TV, at a price and subject to terms and conditions to be mutually agreed upon by Advertiser and NBC. Any decision by the parties for Advertiser to purchase such additional Spots shall be subject to the approval of a majority of the Class A Directors of Advertiser.

      (c) NBC and each NBC Cable channel shall provide Advertiser with a written report within 5 business days after the end of each calendar month following the date hereof setting forth the aggregate value of the Spots telecast by NBC or such NBC Cable channel in the preceding month (each, a "Monthly Report"). Neither NBC nor any NBC Cable channel shall include in the amount for the aggregate value of the Spots in the Monthly Report, and therefore shall not charge Advertiser, for Spots not actually telecast or deemed telecast. Within ten (10) business days after receiving each Monthly Report, absent manifest error, Advertiser shall pay NBC or such NBC Cable channel in cash for the amount set forth in such Monthly Report; PROVIDED, HOWEVER, that no payment shall be required until January 15, 2000. NBC's obligations under this Letter Agreement are conditioned upon full payment by Advertiser of all obligations to NBC and each NBC Cable channel that arise solely under this Letter Agreement.

3. SPOT PLACEMENT AND TERMS. (a) NBC and Advertiser shall use their good faith efforts to prepare and mutually agree as provided in Section 3(b) upon a written schedule (the "Schedule") for the telecast of the Spots during such broadcast year representing approximately $70 million in value as determined herein on the Dates, Days and Times, adjacent to specific programming (including special events and major sports events), adjacent to other advertisers' spots, with the audience delivery or demographics, and otherwise as based upon Advertiser's written proposal provided to NBC in accordance
with Section 3(b) below.   In no event shall Advertiser have less control and
direction over the frequency and other timing of Spots; less control and direction over placement adjacent to or in conjunction with programming and other advertisers' spots; and less choice of spots (including spots for special events) than any other advertiser purchasing a similar aggregate market value of Spots (as calculated on an annual basis) from NBC.

      (b) Immediately after NBC's announcement of its prime-time schedule for the upcoming broadcast year (i.e., the opening of the upfront marketplace), Advertiser shall provide NBC with a written proposal for the Schedule for the upcoming broadcast year. Promptly thereafter, the parties shall use their good faith efforts to expeditiously agree on the Schedule. The Schedule for each broadcast year after the initial year shall be subject to the review and approval of a single person, who shall either be a member of senior management of Advertiser or a Class A Director, which person may be appointed by, and may be removed by, a majority of the Class A Directors, but de minimis amendments to the Schedule may be agreed by Advertiser's account manager for this Letter Agreement without any further approval by such person. NBC's obligation to provide Spots on the Schedule for NBC Cable in each broadcast year shall be limited to providing Spots valued hereunder in an amount ranging from ten percent (10%) to twenty percent (20%) of the aggregate value of the Schedule.

      (c) In addition to the Spots to be telecast pursuant to the Schedule, Advertiser may negotiate directly with NBC Cable and NBC's owned and operated television stations to place some or all of Spots valued at $20 million per year to be telecast by NBC Cable and/or such

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television stations. To the extent that, following such good faith discussions, Advertiser, NBC, NBC Cable and such television stations cannot agree on the placement of such Spots, then NBC may place and telecast any of such Spots that Advertiser is unable to place with NBC Cable or such television stations or in the Schedule on a "run of schedule" basis (ie, as and to the extent that time is available on NBC TV) in any daypart (other than overnight) on NBC TV and in accordance with the audience delivery or demographics reasonably requested by Advertiser. NBC may charge Advertiser for the value of such Spots in accordance with the last sentence of Section 2(a) above.

      (d) In no event shall Advertiser have less access to ratings, audience delivery, demographic and other information in the control of NBC than any other advertiser purchasing a similar aggregate market value of Spots (as calculated on an annual basis) from NBC TV or any NBC Cable channel, as the case may be. In the event that Advertiser determines, in its reasonable discretion, that the mechanism for determining the Schedule has resulted in Advertiser's receiving less control and direction over the frequency and other timing of Spots; less control and direction over placement adjacent to or in conjunction with programming and other advertisers' spots; and less choice of spots (including spots for special events) than any other advertiser purchasing a similar aggregate market value of Spots (as calculated on an annual basis) from NBC TV for the 2000/2001 broadcast year, then Advertiser may request that the procedure for determining the Schedule be revised to provide Advertiser with such rights. Following such request, Advertiser and NBC shall use their good faith efforts to revise such procedure accordingly.

      (e) The parties agree that no agency fees or other expenses may be deducted by Advertiser in any way in connection with determining the amount of cash to be paid to NBC or any NBC Cable channel pursuant hereto at any time.

4. PREEMPTION. NBC shall be able to preempt any of the Spots only in the event of programs of public importance, news reports, political programs, sports events, special programs, or special events and not solely for another advertiser. In the event NBC fails to present over its network facilities any telecast hereunder because of preemption as provided herein; unavailability of technical facilities; defect or breakdown of equipment or transmission facilities; labor dispute; government action; the unforeseen absence of a principal performance; force majeure; act of God; or any other cause beyond the control of NBC, whether of a similar or dissimilar nature, NBC's liability therefor shall be limited solely to, at the option of NBC,
(a) cancellation or a pro rata rebate, as applicable, of all charges for the Spots not telecast to Advertiser or (b) the provision of a mutually acceptable make good for such affected telecast and such failure to telecast shall not constitute a breach of this Letter Agreement.

5. REPRESENTATIONS AND WARRANTIES. NBC and Advertiser each represent and warrant that this Letter Agreement has been duly authorized, executed and delivered by such party and that this Letter Agreement constitutes the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

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6.    TERMINATION.  (a)  Notwithstanding any other remedy available to NBC, in the event that:

(i) NBC notifies Advertiser in writing (with specificity) that Advertiser has materially breached this Letter Agreement and Advertiser has not cured such alleged breach within thirty (30) days of its receipt of such notice; or

(ii) upon the occurrence of a Change of Control (as hereinafter defined) of Advertiser; or

(iii) Advertiser admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Advertiser or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or any substantial part of its property; PROVIDED, in the case where such proceeding is involuntarily instituted against Advertiser, such proceeding remains undismissed after thirty (30) days, then, in any such case, NBC shall have the right, but not the obligation, to terminate this Letter Agreement, without prejudice to the rights of the parties hereunder and thereunder, and require Advertiser to immediately pay NBC a cash amount equal to the value of the advertising already telecast by NBC as of such termination.

      (b) Notwithstanding any other remedy available to Advertiser, in the event that:

(i) Advertiser notifies NBC in writing (with specificity) that NBC has materially breached this Letter Agreement and NBC has not cured such alleged breach within thirty (30) days of its receipt of such notice; or

(ii) NBC admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of NBC or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or any substantial part of its property; PROVIDED, in the case where such proceeding is involuntarily instituted against NBC, such proceeding remains undismissed after thirty (30) days, then, in any such case, Advertiser shall have the right, but not the obligation, to terminate this Letter Agreement, without prejudice to the rights of the parties hereunder and thereunder.

      (c) Notwithstanding the foregoing, the terms contained in Sections 5, 6, 7 and 8 shall survive the termination hereof. Any such termination right in connection with a Change in Control shall be exercisable no later than the later to occur of (x) twenty (20) days prior to the

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consummation of the transaction resulting in such Change of Control and (y)
ten (10) business days after receipt by NBC of notice (which notice shall identify the acquiror of Advertiser, be in writing, explicitly state that it is being delivered in accordance with this Section 6 and provide NBC with such additional information as has been provided to the other stockholders of Advertiser of such Change of Control. For purposes of this Section 6, "Change of Control" shall have the meaning set forth in that Brand Integration and License Agreement between Advertiser and NBC Multimedia, Inc. dated as of May 8, 1999.

7. MISCELLANEOUS. This Letter Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written relating to the subject matter hereof. No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by NBC and Advertiser and, to the extent that such waiver or modification constitutes a material change in this Letter Agreement, a majority of Class A Directors of Advertiser (as such term is defined in the Certificate of Incorporation of Advertiser). Any waiver by either party of any provision of this Letter Agreement shall not be construed as a waiver of any other provision of this Letter Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance. The terms of this Letter Agreement shall apply to parties hereto and any of their successors or assigns; PROVIDED that this Letter Agreement may not be transferred or assigned by either party, without the prior written consent of the other party . This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8. GOVERNING LAW AND JURISDICTION. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Letter Agreement.

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      If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me.

                                       Very truly yours,

                                       NATIONAL BROADCASTING COMPANY, INC.



                                       By:        /s/ Mark W. Begor
                                            -----------------------------
                                            Name: Mark W. Begor
                                            Title: Executive Vice President



ACCEPTED AND AGREED:

NBC INTERNET, INC.



By:       /s/ John Harbottle
    -------------------------------
    Name: John Harbottle
    Title: EVP Finance & CFO